Exhibit 4.3

EQT CORPORATION

2009 LONG-TERM INCENTIVE PLAN

SECTION 1.  PURPOSES

1.01  The purpose of the 2009 Long-Term Incentive Plan (the “Plan”) of EQT Corporation (the “Company”) is to assist the Company in attracting, retaining and motivating employees and non-employee directors of outstanding ability and to align their interests with those of the shareholders of the Company.

SECTION 2.  DEFINITIONS; CONSTRUCTION

2.01  Definitions.  In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings when used with initial capital letters:

2.01.1  “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

2.01.2  “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Restricted Performance Share or Other Stock-Based Award, or any other right or interest relating to Shares or cash granted under the Plan.

2.01.3  “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

2.01.4  “Board” means the Company’s Board of Directors.

2.01.5  “Cause,” unless otherwise determined by the Committee, when used with respect to the termination of employment or service of a Participant includes:

(a)       the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties;

(b)        willful and repeated failures to substantially perform his assigned duties; or

(c)        a violation of any express significant policies of the Company.

For purposes of this Section 2.01.5, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.  Notwithstanding the foregoing, a Participant who served as an Executive Officer at anytime during the twelve (12) months immediately preceding termination shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Committee at a duly-held meeting of the Committee finding that in the good faith opinion of the Board the Participant is guilty of the conduct set forth above in clauses (a), (b) or (c) of this Section 2.01.5.

2.01.6  “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder.  References to particular sections of the Code shall include any successor provisions.

2.01.7  “Change of Control” has the meaning provided in Section 9.03.

2.01.8  “Committee” means (a) with respect to Participants who are employees, the Compensation Committee or such other committee of the Board as may be designated by the Board to administer the Plan, as referred to in Section 3.01 hereof, provided however, that any member of the Committee participating in the taking of any action under the Plan shall qualify as (1) an “outside director” as then defined under Section 162(m) of the Code or any successor provision, (2) a “non-employee director” as then defined under Rule 16b-3 or any successor rule and (3) an “independent” director under the rules of the New York Stock Exchange, or (b) with respect to Participants who are non-employee directors, the Board.

2.01.9  “Common Stock” means shares of the common stock, without par value, and such other securities of the Company or other corporation or entity as may be substituted for Shares pursuant to Section 8.01 hereof.

2.01.10  “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

2.01.11  “Disability” of a Participant has the meaning set forth in Section 409A of the Code and, as of the effective date of the Plan, means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.  If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.01.12  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.01.13  “Fair Market Value” of shares of any stock, including but not limited to Common Stock, or units of any other securities (herein “shares”), shall be the closing price per share for the date as of which Fair Market Value is to be determined in the principal market in which such shares are traded, as quoted in the printed or the electronic version of The Wall Street Journal (or in such other reliable printed or electronic publication as the Committee, in its discretion, may determine to rely upon).  If the Fair Market Value of shares on any date cannot be determined on the basis set forth in the preceding sentence, or if a determination is required as to the Fair Market Value on any date of property other than shares, the Committee shall determine the Fair Market Value of such shares or other property on such date by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.  Fair Market Value shall be determined without regard to any restriction other than a restriction that, by its terms, will never lapse.

2.01.14  “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Award Agreement relating thereto. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a nonstatutory Option.

2.01.15  “Option” means a right, granted under Section 6.02 hereof, to purchase Shares at a specified price during specified time periods.  An Option may be either an Incentive Stock Option or a nonstatutory stock option, which is an Option not intended to be an Incentive Stock Option.

2.01.16  “Other Stock-Based Award” means an Award, granted under Section 6.07 hereof, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares.

2.01.17  “Parent” means a corporation, limited liability company, partnership or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.  Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

2.01.18  “Participant” means an employee or a non-employee director of the Company or any Affiliate, including, but not limited to, a Covered Employee, who is granted an Award under the Plan.

2.01.19  “Performance Award,” “Performance Goal” and “Performance Period” shall have the meanings provided in Section 6.06.

2.01.20  “Qualified Business Criteria” shall have the meaning provided in Section 6.06(iii).

2.01.21  “Restricted Performance Shares” shall have the meaning provided in Section 6.06.

2.01.22  “Restricted Stock” means Shares, granted under Section 6.04 hereof, that are subject to certain restrictions.

2.01.23  “Restricted Stock Unit” shall have the meaning provided in Section 6.05.

2.01.24  “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor to such Rule promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.01.25  “Shares” means shares of Common Stock.

2.01.26  “Stock Appreciation Right” means an award granted under Section 6.03 hereof.

2.01.27  “Subsidiary” means any corporation, limited liability company, partnership or other entity in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the chain owns stock or other ownership interests possessing at least 50% of the total combined voting power in one of the other entities in the chain.  Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2.02  Construction.  For purposes of the Plan, the following rules of construction shall apply:

2.02.1  The word “or” is disjunctive but not necessarily exclusive.

2.02.2  Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders, and words in the masculine or feminine gender include the other and neuter genders.

SECTION 3. ADMINISTRATION

3.01  The Plan shall be administered by the Committee.  References hereinafter to the Committee shall mean the Compensation Committee of the Board (or other appointed committee) with respect to employee Participants and the Board with respect to non-employee director Participants.

The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)  to designate Participants;

(ii)  to determine the type or types of Awards to be granted to each Participant;

(iii)  to determine the number of Awards to be granted, the number of Shares or amount of cash or other property to which an Award will relate, the terms and conditions of any Award (including, but not limited to, any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)  to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares,

other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited, exchanged or surrendered;

(v)  to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(vi)  to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii)  to adopt, amend, suspend, waive and rescind such rules and regulations as the Committee may deem necessary or advisable to administer the Plan;

(viii)  to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, any Award Agreement or other instrument entered into or Award made under the Plan;

(ix)  to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan;

(x)  to make such filings and take such actions as may be required from time to time by appropriate state, regulatory and governmental agencies; and

(xi)  adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, employees, directors and shareholders.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate, including, in the case of the Board, delegation to the Corporate Governance Committee, within limits and subject to the terms it may establish from time to time, the authority to perform administrative functions under the Plan and, with respect to Participants who are not subject to Section 16 of the Exchange Act and who are not Covered Employees, to grant Awards and take such actions and perform such functions under the Plan as the Committee may specify.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by an officer, manager or other employee of the Company or an Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company and/or the Committee to assist in the administration of the Plan.

SECTION 4.  SHARES SUBJECT TO THE PLAN

4.01  The maximum net number of Shares that may be issued and in respect of which Awards may be granted under the Plan shall be 9,500,000 Shares of Common Stock, subject to adjustment as provided in Section 8.01, which may be used for all forms of Awards.  Each Share issued under the Plan pursuant to an Award other than (i) an Option or other purchase right for which the Participant pays the Fair Market Value for such Share measured as of the grant date, or (ii) a Stock Appreciation Right having a Base Price equal to the Fair Market Value of a Share as of the grant date, shall reduce the number of available Shares by 1.9.

For purposes of this Section 4.01, the number of Shares to which an Award relates shall be counted against the number of Shares available under the Plan at the time of grant of the Award, unless such number of Shares cannot be determined at that time, in which case the number of Shares actually distributed pursuant to the Award shall be counted against the number of Shares available under the Plan at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the number of Shares reserved and available under the Plan in accordance with procedures adopted by the Committee so as to ensure appropriate counting but avoid double counting.

If any Shares to which an Award relates are forfeited, or payment is made to the Participant in the form of cash, cash equivalents or other property other than Shares, or the Award otherwise terminates without payment being made to the Participant in the form of Shares, any Shares counted against the number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, alternative payment or termination, again be available for Awards under the Plan.  Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan:  (1) Shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price, or (2) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation.  Any Shares distributed pursuant to an Award may consist, in whole or part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

SECTION 5.  ELIGIBILITY

5.01  Awards may be granted only to individuals who are active employees (including, without limitation, employees who also are directors or officers and Covered Employees) or non-employee directors of the Company or any Affiliate; provided, however, Incentive Stock Options may be granted only to eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.  Eligible Participants who are service providers to an Affiliate may be granted Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

SECTION 6.  SPECIFIC TERMS OF AWARDS

6.01  General.  Subject to the terms of the Plan and any applicable Award Agreement, Awards may be granted as set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to the terms of Section 10.01), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including separate escrow provisions and terms requiring forfeiture of Awards in the event of termination of employment by the Participant.  Except as required by applicable law, Awards may be granted for no consideration other than prior and/or future services.

6.02  Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)  Exercise Price.  The exercise price per Share of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)  Option Term.  The term of each Option shall be determined by the Committee, except that no Option (other than nonstatory Options granted to Participants outside the United States) shall be exercisable after the expiration of ten years from the date of grant.  The Option shall be evidenced by a form of written Award Agreement, and subject to the terms thereof.

(iii)  Times and Methods of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which the exercise price may be paid or deemed to be paid, and the form of such payment, including, without limitation, cash, Shares, or other property or any combination thereof, having a Fair Market Value on the date of exercise equal to the exercise price, provided, however, that (1) in the case of a Participant who is at the time of exercise subject to Section 16 of the Exchange Act, any portion of the exercise price representing a fraction of a Share shall in any event be paid in cash or in property other than any equity security (as defined by the Exchange Act) of the Company and (2) Shares delivered or withheld may be subject to terms and conditions imposed by the Committee.

Shares may be withheld from the exercise or delivered in payment of the exercise price of an Option, if authorized by the Committee, which in the case of delivery may be accomplished through the effective transfer to the Company of Shares held by a broker or other agent.  Unless otherwise determined by the Committee, the Company will also cooperate with any person exercising an Option who participates in a cashless exercise program of a broker or other agent under which all or part of the Shares received upon exercise of the Option are sold through the broker or other agent, for the purpose of paying the exercise price of an Option.  Notwithstanding the preceding sentence, unless the Committee, in its discretion, shall otherwise determine, the exercise of the Option shall not be deemed to occur, and no Shares will be issued by the Company upon exercise of an Option, until the Company has received payment in full of the exercise price.

Notwithstanding any other provision contained in the Plan or in any Award Agreement, but subject to the possible exercise of the Committee’s discretion contemplated in the last sentence of this Section 6.02(iii), the aggregate Fair Market Value, determined as of the date of grant, of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000.  If the date on which one or more of such Incentive Stock Options could first be exercised would be accelerated pursuant to any provision of the Plan or any Award Agreement, and the acceleration of such exercise date would result in a violation of the restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such Incentive Stock Options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event, the exercise dates of the Incentive Stock Options with the lowest exercise prices shall be accelerated to the earliest such dates.  The Committee may, in its discretion, authorize the acceleration of the exercise date of one or more Incentive Stock Options even if such acceleration would violate the $100,000 restriction set forth in the first sentence of this paragraph and even if such Incentive Stock Options are thereby converted in whole or in part to nonstatutory stock options.

(iv)  Termination of Employment.  In the case of Participants who are employees, unless otherwise determined by the Committee and reflected in the Award Agreement:

(A)  If a Participant shall die while employed by the Company or an Affiliate or during a period following termination of employment during which an Option otherwise remains exercisable under this Section 6.02(iv) or terminate employment due to Disability, Options granted to the Participant, to the extent exercisable at the time of the Participant’s death or termination of employment due to Disability, may be exercised within one year after the date of the Participant’s death or termination due to Disability, but not later than the expiration date of the Option, by the Participant, or executor or administrator of the Participant’s estate or by the person or persons to whom the Participant shall have transferred such right by will, by the laws of descent and distribution or, if permitted by the Committee, by inter vivos transfer.

(B)  If the employment of a Participant with the Company or an Affiliate shall be involuntarily terminated under circumstances that would qualify the Participant for benefits under any Company severance plan or arrangement, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of employment, may be exercised within 90 days after the date of termination of employment, but not later than the expiration date of the Option.

(C)  Subject to Section 9.02, if the Participant voluntarily terminates employment with the Company or an Affiliate for any reason, including retirement, Options granted to the Participant, whether exercisable or not, shall terminate immediately upon the termination of employment of the Participant.

(D)  Except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9.02, any Option granted to a Participant shall terminate immediately upon the termination of employment of the Participant with the Company and/or an Affiliate.

(v)  Termination of Service.  In the case of Participants who are non-employee directors, unless otherwise determined by the Committee and reflected in the Award Agreement:

(A)     If a Participant shall die while in service as a director of the Company or an Affiliate or during a period following termination of service during which an Option otherwise remains exercisable under this Section 6.02(v), Options granted to the Participant, to the extent exercisable at the time of the Participant’s death, may be exercised within three years after the date of the Participant’s death, but not later than the expiration date of the Option, by the executor or administrator of the Participant’s estate or by the person or persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution or, if permitted by the Committee, by inter vivos transfer.

(B)     If the service of a Participant as a director of the Company or an Affiliate shall be terminated for reasons other than removal for cause by the Board or a Court pursuant to applicable law, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of service, may be exercised within three years after the date of termination of service, but not later than the expiration date of the Option.

(C)     Except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9.02, any Option granted to a Participant shall terminate immediately upon the termination of service of the Participant as a director of the Company and/or an Affiliate.

(vi)  Individual Limit on Options and Stock Appreciation Rights.  The aggregate number of Shares for which Options and Stock Appreciation Rights may be granted under the Plan to any single Participant in any calendar year shall not exceed 1,000,000 Shares.  The limitation in the preceding sentence shall be interpreted and applied in a manner consistent with Section 162(m) of the Code and, to the extent consistent with Section 162(m) of the Code, in accordance with Section 4.01 hereof.

(vii)  Prohibition on Repricing.  Except as otherwise provided in Section 8, the exercise price of an Option may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the shareholders of the Company.

(viii)  Section 409A Limits.  Notwithstanding anything in this Plan or any Award Agreement, no Option shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(xi)  Reload Rights.  No Option shall be granted with reload rights.

6.03     Stock Appreciation Rights.  The Committee is authorized to grant Stock Appreciation Rights, on a stand-alone basis or in tandem with Options on the following terms and conditions:

(i)   Price of Stand-Alone Stock Appreciation Rights.  The base price for stand-alone Stock Appreciation Rights (the “Base Price”) shall be such price as the Committee, in its sole discretion, shall determine but shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the stand-alone Stock Appreciation Right on the date of grant.

(ii)    Payment of Stock Appreciation Rights.  Stock Appreciation Rights shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Option Price of any tandem Option or the Base Price of a stand-alone Stock Appreciation Right, multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised.  In the sole discretion of the Committee, the Company may pay all or any part of its obligation arising out of a Stock Appreciation Right exercise in cash, shares of Common Stock or any combination thereof.  Payment shall be made by the Company upon the date of exercise.

(iii)   Term and Exercise of Stand-Alone Stock Appreciation Rights.  The term of any stand-alone Stock Appreciation Right granted under the Plan shall be for such period as the Committee shall determine, but for not more than ten years from the date of grant thereof.  Each stand-alone Stock Appreciation Right shall be subject to earlier termination under the rules applicable to Options as provided in Section 6.02(iv) and (v) hereof.  Each stand-alone Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Award Agreement.

(iv)   Term and Exercise of Tandem Stock Appreciation Rights.  If Stock Appreciation Rights are granted in tandem with an Option (A) the Stock Appreciation Rights shall be exercisable at such time or times and to such extent, but only to such extent and by the same person, that the related Option shall be exercisable, (B) the exercise of the related Option shall cause a share for share reduction in the number of Stock Appreciation Rights that were granted in tandem with the Option; and (C) the payment of Stock Appreciation Rights shall cause a share for share reduction in the number of shares covered by such Option.  Stock appreciation rights granted in conjunction with an Incentive Stock Option shall not be exercisable unless the then Fair Market Value of the Common Stock exceeds the exercise price of the Shares subject to the Incentive Stock Option.  Each tandem Stock Appreciation Right granted under the Plan shall be subject to earlier termination under the rules applicable to Options as provided in Section 6.02(iv) and (v) hereof.

(v)    Prohibition on Repricing.  Except as otherwise provided in Section 8, the base price of a Stock Appreciation Right may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the shareholders of the Company.

(vi)   Section 409A Limits.  Notwithstanding anything in this Plan or any Award Agreement, no Stock Appreciation Right shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Appreciation Right.

6.04  Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)  Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine at the time of grant or thereafter.  The restriction period applicable to Restricted Stock (other than Restricted Stock granted to non-employee directors) shall, in the case of a time-based restriction period, be not less than three years, with no more frequent than annual ratable vesting over such period or, in the case of a performance-based restriction period, be not less than one year; provided, however, that up to 250,000 shares may be granted as Restricted Stock or Restricted Stock Units, in either case with no minimum vesting period.

(ii)  Forfeiture.  Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company for no consideration; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)  Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, issuance of certificates representing Shares, which may be held in escrow or recordation in book entry form.  Certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

6.05  Restricted Stock Units.  The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant Restricted Stock Units to Participants.

(i)  Issuance and Restrictions.  The restricted period applicable to Restricted Stock Units (other than Restricted Stock Units granted to non-employee directors) shall, in the case of a time-based restriction, be not less than three years, with no more frequent than annual ratable vesting over such period or, in the case of a performance-based restriction, be not less than one year; provided, however, that up to 250,000 shares may be granted as Restricted Stock Units or Restricted Stock, in either case with no minimum vesting period.  The Committee may also provide the right to receive dividend equivalents on Restricted Stock Units, on a current, reinvested and/or restricted basis.

(ii)  Forfeiture.  Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock Units that at that time are subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes.

 (iii)  Payment.  Unless otherwise determined by the Committee and provided in an Award Agreement, during the two and one-half months following the end of the calendar year in which vesting occurs, the Company shall pay to the Participant in cash an amount equal to the number of Restricted Share Units vested multiplied by the Fair Market Value of a Share of the Common Stock on such date.  Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Company shall be paid in shares of Common Stock or part in cash and part in shares of Common Stock.

6.06  Performance Awards and Restricted Performance Shares.  The Committee is authorized to grant Performance Awards and Restricted Performance Shares to Participants on the following terms and conditions:

(i)  General.  A Performance Award shall represent a right to receive Shares, cash, other property or any combination thereof based on the achievement, or the level of achievement, during a specified Performance Period of one or more Performance Goals established by the Committee at the time of the Award.  Restricted Performance Shares are an award of Shares with restrictions based upon achievement of Performance Goals during a specified Performance Period.  Performance Periods for Performance Awards or Restricted Performance Shares shall be no less than one year in duration.

(ii)  Terms.  At or prior to the time a Performance Award or Restricted Performance Share is granted, the Committee shall cause to be set forth in the Award Agreement or otherwise in writing (1) the Performance Goals applicable to the Award and the Performance Period during which the achievement of the Performance Goals shall be measured, (2) the number of Shares or amount that may vest or be earned by the Participant based on the achievement, or the level of achievement, of the Performance Goals or the formula by which such number of Shares or amount shall be determined and (3) such other terms and conditions applicable to the Award as the Committee may, in its discretion, determine to include therein. The terms for such Award so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, that has been earned by the Participant based on such performance.  The Committee may retain the discretion to reduce (but not to increase) the amount of a Performance Award or a number of Restricted Performance Shares that will be earned based on the achievement of Performance Goals.  When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals.  The Committee may determine and specify within the first 90 days of the Performance Period that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles or international financial reporting standards as specified by the Committee, shall be excluded from the calculation to the extent permitted in Section 162(m).

(iii)  Performance Goals.  “Performance Goals” shall mean one or more preestablished, objective measures of performance during a specified Performance Period, selected by the Committee in its discretion.  Such Performance Goals may be based upon one or more of the following objective performance measures (“Qualified Business Criteria”):  earnings per share, earnings per share growth, revenue growth, revenues, expenses, return on equity, return on total capital, return on assets, earnings (such as net income, EBIT and similar measures), earnings growth, cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures), share price, economic value added, gross margin, operating income, volumes metrics (such as volumes sold, volumes produced, volumes transported and similar measures), drilling and well metrics (such as number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures), operating efficiency metrics (such as lease operating expense and other unit operating expense measures, general & administrative expense (“G&A”) per mcf, G&A per customer and other G&A metrics, unit gathering and compression expenses and other midstream efficiency measures, lost and unaccounted for gas metrics, compressor or processing downtime, days from completed well to flowing gas and similar measures), customer services measures (such as wait time, on-time service, calls answered and similar measures) or total shareholder return.  Performance Goals based on such Qualified Business Criteria may be based either on the performance of the Company, one or more Subsidiaries or other Affiliates, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other measure selected or defined by the Committee at the time of grant.  Performance Goals with respect to Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate.  Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

(iv)  Committee Certification.  Following completion of the applicable Performance Period, and prior to any payment of or release of Shares pursuant to a Performance Award to the Participant, or release of restrictions applicable to Restricted Performance Shares, the Committee shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal or Goals were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance.  For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification.  Performance Awards are not intended to provide for the deferral of compensation, such that payment for earned Performance Awards shall be paid within two and one-half months following the end of the calendar year in which the Performance Period ends or upon vesting, as may be required to avoid characterization of such Awards as deferred compensation under Section 409A of the Code.

(v)  Maximum Individual Performance Award Payments.  In any one calendar year, the maximum amount that may be earned by any single Participant for Performance Awards shall be the sum of (a) $10,000,000 for Performance Awards granted under the Plan and payable in cash or property (other than Shares) and (b) 500,000 Shares for Performance Awards granted under the Plan and payable in Shares.  In any one calendar year, the maximum number of Restricted Performance Shares that may be earned by any single Participant is 800,000 Shares.  For purposes of applying these limits in the case of multi-year Performance Periods, the amount or number of Shares deemed earned in any one calendar year is the total amount paid or Shares earned for the Performance Period divided by the number of calendar years in the Performance Period.  In applying this limit, the amount of any cash or the Fair Market Value or number of any Shares or other property earned by a Participant shall be measured as of the close of the final year of the Performance Period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the Participant may occur in a subsequent calendar year or years.

(vi)  Certificates for Shares.  Restricted Performance Shares granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, issuance of certificates representing Shares, which may be held in escrow, or recordation in book-entry form.  Certificates representing Restricted Performance Shares shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Performance Shares.

6.07  Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, Shares awarded that are not subject to any restrictions or conditions, convertible securities, exchangeable securities or other rights convertible or exchangeable into Shares, as the Committee in its discretion may determine.  In the discretion of the Committee, such Other Stock-Based Awards, including Shares, or other types of Awards authorized under the Plan, may be used in connection with, or to satisfy obligations of the Company or an Affiliate under, other compensation or incentive plans, programs or arrangements of the Company or any Affiliate for eligible Participants.

The Committee shall determine the terms and conditions of Other Stock-Based Awards.  Shares or securities delivered pursuant to a purchase right granted under this Section 6.07 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, Shares delivered or withheld, or other property or any combination thereof, as the Committee shall determine, but the value of such consideration shall not be less than the Fair Market Value of such Shares or other securities on the date of grant of such purchase right.  Delivery of Shares or other securities in payment of a purchase right, if authorized by the Committee, may be accomplished through the effective transfer to the Company of Shares or other securities held by a broker or other agent.  Unless otherwise determined by the Committee, the Company will also cooperate with any person exercising a purchase right who participates in a cashless exercise program of a broker or other agent under which all or part of the Shares or securities received upon exercise of a purchase right are sold through the broker or other agent, or under which the broker or other agent makes a loan to such person, for the purpose of paying the exercise price of a purchase right.  Notwithstanding the preceding sentence, unless the Committee, in its discretion, shall otherwise determine, the exercise of the purchase right shall not be deemed to occur, and no Shares or other securities will be issued by the Company upon exercise of a purchase right, until the Company has received payment in full of the exercise price.  Shares, securities, cash or other payments made with respect to particular Other Stock-Based Awards that may constitute deferred compensation under Section 409A of the Code may only be payable upon a permissible payment event under Section 409A of the Code and the terms and conditions of such awards shall be in compliance with such, and all related, requirements.

6.08  Dividend Equivalents.  The Committee is authorized to grant dividend equivalents with respect to any Awards granted hereunder (other than Options or SARs), subject to such terms and conditions as may be selected by the Committee; provided that, subject to Section 12.04 hereof, no dividends shall be paid or distributed in advance of the vesting of the underlying Award.  Dividend equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to the Award, as determined by the Committee.  The Committee may provide that dividend equivalents will be deemed to have been reinvested in additional Shares, or otherwise reinvested.  To the extent that dividend equivalents are deemed to be reinvested in additional Shares with respect to an Award, such additional Shares shall, as the time of such deemed reinvestment, be included in the number of Shares as to which the host Award relates for purposes of the shares limits of Section 4.01 of the Plan.

SECTION 7.  GENERAL TERMS OF AWARDS

7.01  Stand-Alone, Tandem and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under the Plan or any award granted under any other plan, program or arrangement of the Company or any Affiliate (subject to the terms of Section 10.01) or any business entity acquired or to be acquired by the Company or an Affiliate, except that an Incentive Stock Option may not be granted in tandem with other Awards or awards, and Awards intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted in tandem with other Awards or awards.  Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards

7.02  Certain Restrictions Under Rule 16b-3.  Upon the effectiveness of any amendment to Rule 16b-3, this Plan and any Award Agreement for an outstanding Award held by a Participant then subject to Section 16 of the Exchange Act shall be deemed to be amended, without further action on the part of the Committee, the Board or the Participant, to the extent necessary for Awards under the Plan or such Award Agreement to qualify for the exemption provided by Rule 16b-3, as so amended, except to the extent any such amendment requires shareholder approval.

7.03  Decisions Required to be Made by the Committee.  Other provisions of the Plan and any Award Agreement notwithstanding, if any decision regarding an Award or the exercise of any right by a Participant, at any time such Participant is subject to Section 16 of the Exchange Act, is required to be made or approved by the Committee in order that a transaction by such Participant will be exempt under Rule 16b-3, then the Committee shall retain full and exclusive power and authority to make such decision or to approve or disapprove any such decision by the Participant.

7.04  Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option (other than a nonstatutory Option granted to a Participant outside the United States) exceed a period of ten years from the date of its grant.

7.05  Form of Payment of Awards.  Subject to the terms of the Plan and any applicable Award Agreement, payments or substitutions to be made by the Company upon the grant, exercise or other payment or distribution of an Award may be made in such forms as the Committee shall determine at the time of grant or thereafter (subject to the terms of Section 10.01), including, without limitation, cash, Shares, or other property or any combination thereof, in each case in accordance with rules and procedures established, or as otherwise determined, by the Committee.

7.06  Limits on Transfer of Awards; Beneficiaries.  No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any person other than the Company, or shall be subject to any lien, obligation or liability of such Participant to any person other than the Company or an Affiliate.  Except to the extent otherwise determined by the Committee with respect to Awards other than Incentive Stock Options, no Award and no rights or interests therein shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution, and any Option or other right to purchase or acquire Shares granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant.  A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the Committee.

7.07  Registration and Listing Compliance.  No Award shall be paid and no Shares or other securities shall be distributed with respect to any Award in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law or subject to a listing requirement under any listing agreement between the Company and any national securities exchange, and no Award shall confer upon any Participant rights to such payment or distribution until such laws and contractual obligations of the Company have been complied with in all material respects.  Except to the extent required by the terms of an Award Agreement or another contract between the Company and the Participant, neither the grant of any Award nor anything else contained herein shall obligate the Company to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any Shares or other securities, whether or not necessary in order to permit any such payment or distribution.

7.08  Evidence of Ownership; Trading Restrictions.  Shares delivered under the terms of the Plan may be recorded in book entry or electronic form or issued in the form of certificates.  Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted.  The Committee may cause a legend or legends to be placed on any such certificates or issue instructions to the transfer agent to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares.  In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of the Plan or any Award Agreement, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

SECTION 8.  ADJUSTMENT PROVISIONS

8.01  If a dividend or other distribution shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any outstanding Options, Stock Appreciation Rights, Restricted Stock Units, Performance Awards or Other Stock-Based Awards, the number of shares of Common Stock that may be issued under the Plan but are not then subject to outstanding Options, Stock Appreciation Rights, Restricted Stock Units, Performance Awards or Other Stock-Based Awards and the maximum number of Shares as to which Options, Stock Appreciation Rights, Restricted Performance Shares or Performance Awards may be granted and as to which shares may be awarded under Sections 6.02(vi) and 6.06(v), shall be adjusted by adding thereto the number of shares of Common Stock that would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  Shares of Common Stock so distributed with respect to any Restricted Stock or Restricted Performance Shares, held in escrow shall also be held by the Company in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock or Restricted Performance Shares on which they were distributed.

If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding Option, Stock Appreciation Right, Restricted Stock Unit, Performance Award or Other Stock-Based Award, and for each share of Common Stock that may be issued under the Plan but that is not then subject to any outstanding Option, Stock Appreciation Right, Restricted Stock Unit, Performance Award or Other Stock-Based Award, the number and kind of shares of stock or other securities (and in the case of outstanding Options, Stock Appreciation Rights, Restricted Stock Units, Performance Awards or Other Stock-Based Awards, the cash or other property) into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.  Unless otherwise determined by the Committee in its discretion, any such stock or securities, as well as any cash or other property, into or for which any Restricted Stock or Restricted Performance Shares held in escrow shall be changed or exchangeable in any such transaction shall also be held by the Company in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock or Restricted Performance Shares in respect of which such stock, securities, cash or other property was issued or distributed.

In case of any adjustment or substitution as provided for in this Section 8.01, the aggregate exercise price for all Shares subject to each then outstanding Option, Stock Appreciation Right, or other purchase right, prior to such adjustment or substitution shall be the aggregate exercise price for all shares of stock or other securities (including any fraction), cash or other property to which such Shares shall have been adjusted or which shall have been substituted for such Shares.  Any new exercise price per share or other unit shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

If the outstanding shares of the Common Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Common Stock, (a) the Committee shall make any adjustments to any then outstanding Option, Stock Appreciation Rights, Restricted Stock Units, Performance Award or Other Stock-Based Award, that it determines are equitably required to prevent dilution or enlargement of the rights of optionees and awardees that would otherwise result from any such transaction, and (b) unless otherwise determined by the Committee in its discretion, any stock, securities, cash or other property distributed with respect to any Restricted Stock or Restricted Performance Shares held in escrow or for which any Restricted Stock or Restricted Performance Shares held in escrow shall be exchanged in any such transaction shall also be held by the Company in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock or Restricted Performance Shares in respect of which such stock, securities, cash or other property was distributed or exchanged.

No adjustment or substitution provided for in this Section 8.01 shall require the Company to issue or sell a fraction of a Share or other security.  Accordingly, all fractional Shares or other securities that result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.  Owners of Restricted Stock or Restricted Performance Shares held in escrow shall be treated in the same manner as owners of Common Stock not held in escrow with respect to fractional Shares created by an adjustment or substitution of Shares, except that, unless otherwise determined by the Committee in its discretion, any cash or other property paid in lieu of a fractional Share shall be subject to restrictions similar to those applicable to the Restricted Stock or Restricted Performance Shares exchanged therefor.

If any such adjustment or substitution provided for in this Section 8 requires the approval of shareholders in order to enable the Company to grant Incentive Stock Options, then no such adjustment or substitution shall be made without the required shareholder approval. Notwithstanding the foregoing, in the case of Incentive Stock Options, if the effect of any such adjustment or substitution would be to cause the Option to fail to continue to qualify as an Incentive Stock Option or to cause a modification, extension or renewal of such Option within the meaning of Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee, in its discretion, shall deem equitable and that will not result in any disqualification, modification, extension or renewal (within the meaning of

Section 424 of the Code) of such Incentive Stock Option.  All adjustments shall be made in a manner compliant with Section 409A of the Code.  Without limiting the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification or substitution of the stock right under Treas. Reg. §1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code.

SECTION 9.  CHANGE OF CONTROL PROVISIONS

9.01  Acceleration of Exercisability and Lapse of Restrictions.  Unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award Agreement, if any Change of Control of the Company shall occur:

(i)  all outstanding Awards pursuant to which the Participant may have exercise rights, the exercise of which is restricted or limited, shall become fully exercisable;

(ii)  all restrictions or limitations, including risks of forfeiture but excluding performance-based restrictions, on outstanding Awards subject to restrictions or limitations under the Plan shall lapse; and

(iii)  all performance criteria and other conditions to payment of Awards under which payments of cash, Shares or other property are subject to performance conditions shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the Change of Control, and payment of such Awards on that basis shall be made or otherwise settled at the time of the Change of Control; provided, however, that, if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall remain payable on the date(s) provided in the underlying Award Agreements.

9.02  Termination of Employment Following Change of Control.  If within three years following the date of any Change of Control the employment or service of a Participant shall be terminated voluntarily or involuntarily for any reason other than for Cause, then unless otherwise provided in the applicable Award Agreement, and in addition to any other rights of post-termination exercise that the Participant (or other holder of the Award) may have under the Plan or the applicable Award Agreement, any Option, Stock Appreciation Right or other Award granted to the Participant and outstanding on the date of the Change of Control, the payment or receipt of which is dependent upon exercise by the Participant (or other holder of the Award) shall be exercisable for a period of 90 days following the date of such termination of employment or service but not later than the expiration date of the Award.

9.03  Definition of Change of Control.  For purposes of this Section 9, a “Change of Control” of the Company shall mean any of the following events:

(a)  The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Common Stock and voting power immediately prior to such sale or disposition;

(b)  The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, the following shall not constitute a Change of Control:  (i) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (ii) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds of the Continuing Directors then in office;

(c)  The Company’s termination of its business and liquidation of its assets;

(d)  There is consummated a merger, consolidation, reorganization, share exchange, or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction:  (i) all or substantially all of the persons who were the beneficial owners of the outstanding Common Stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the Common Stock and other voting securities of the Company immediately prior to the consummation of the transaction, (ii) no person (other than (A) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company, or (B) any person or group that satisfied the requirements of subsection (b)(ii), above) beneficially owns, directly or indirectly, 20% or more of the outstanding shares of Common Stock or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (iii) individuals who were members of the Board immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company); or

(e)  The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving:  individuals who, on the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Plan or whose appointment, election or nomination for election was previously so approved.

SECTION 10.  AMENDMENTS TO AND TERMINATION OF THE PLAN

10.01  The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Shares may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to Participants, increases the number of Shares available under the Plan or modifies the requirements for participation under the Plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that except as provided in Section 7.02, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.  The Committee may, consistent with the terms of the Plan, waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that except as provided in Section 7.02, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.

SECTION 11.  GENERAL PROVISIONS

11.01  No Right to Awards; No Shareholder Rights.  No Participant, employee or director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees and directors, except as provided in any other compensation, fee or other arrangement with the Participant, employee or director.  No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such Participant in connection with such Award.

11.02  Withholding.  To the extent required by applicable Federal, state, local or foreign law, the Participant or his successor shall make arrangements satisfactory to the Company, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an Award.  The Company shall not be required to issue any Shares or make any cash or other payment under the Plan until such obligations are satisfied.

The Company is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of Shares, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of such taxes.  This authority shall include authority to withhold or receive Shares, Awards or other property and to make cash payments in respect thereof in satisfaction of such tax obligations.

11.03  No Right to Employment or Continuation of Service.  Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ or service of the Company or to interfere in any way with the right of the Company or shareholders to terminate a Participant’s employment or service at any time or increase or decrease his compensation, fees or other payments from the rate in existence at the time of granting of an Award, except as provided in any Award Agreement or other compensation, fee or other arrangement with the Participant.

11.04  Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

11.05  No Limit on Other Compensatory Arrangements.  Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements (which may include, without limitation, employment agreements with executives and arrangements that relate to Awards under the Plan), and such arrangements may be either generally applicable or applicable only in specific cases.  Notwithstanding anything in the Plan to the contrary, the terms of each Award shall be construed so as to be consistent with such other arrangements in effect at the time of the Award.

11.06  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.07  Governing Law.  The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof), and applicable Federal law.

11.08  Severability.  If any provision of the Plan or any Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or Award, it shall be deleted and the remainder of the Plan or Award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

SECTION 12.  SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

12.01  It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The Plan and all Award Agreements shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

12.02  Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change of Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Award upon a change of control, disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Agreement that is permissible under Section 409A.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

12.03  Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

12.04   Timing of Distribution of Dividend Equivalents.  Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture.

SECTION 13.  EFFECTIVE DATE AND TERM OF THE PLAN

13.01  The effective date and date of adoption of the Plan shall be February 18, 2009, the date of adoption of the Plan by the Board, provided that such adoption of the Plan is approved by a majority of the votes cast at the Company’s Annual Meeting of Shareholders in 2009, at which a quorum representing a majority of the outstanding voting stock of the Company is, either in person or by proxy, present and voting.  Absent additional shareholder approval, (1) no Performance Award or Restricted Performance Shares may be granted under the Plan subsequent to the Company’s Annual Meeting of Shareholders in 2014, (2) no Incentive Stock Option may be granted under the Plan subsequent to February 18, 2019 and (3) no other Award may be granted under the Plan subsequent to the Company’s Annual Meeting in 2019.